Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL 2023
Record Annual Revenue Up 11%; Annual Earnings Up 53%; New Program Wins
Spokane Valley, WA— August 15, 2023 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and the year ended July 1, 2023.
For the fourth quarter of fiscal year 2023, Keytronic reported total revenue of $162.6 million, up 29% from $126.2 million in the same period of fiscal year 2022. For the full year of fiscal 2023, total revenue was $588.1 million, a company record and up 11% from $531.8 million for fiscal year 2022. Revenue for the fiscal year 2023 included new program ramps, as well as increased demand from a number of longstanding customer programs.
For the fourth quarter of fiscal year 2023, the Company’s gross margin was 8.5% and operating margin was 2.6%, compared to a gross margin of 9.3% and an operating margin of 1.8% in the same period of fiscal year 2022. The gross margin in the fourth quarter of fiscal year 2023 was adversely impacted by the foreign currency strengthening of the Mexican Peso. Offsetting in part, the Company continued to see improvements in its asset utilization and gradual stabilization in the supply chain and labor markets.
For the fourth quarter of fiscal year 2023, net income was $1.1 million or $0.10 per share, up from $1.0 million or $0.09 per share for the same period of fiscal year 2022. For the full year of fiscal year 2023, net income was $5.2 million or $0.47 per share, up 53% from $3.4 million or $0.31 per share for fiscal year 2022.
“We’re pleased with our record annual revenue and strong earnings in fiscal 2023, driven by our successful ramp of new programs,” said Craig Gates, President and Chief Executive Officer. “Throughout the year, we continued to see the favorable trend of contract manufacturing returning to North America and a growing number of potential customers evaluating a migration of their China-based manufacturing to our facility in Vietnam. During the fourth quarter, we continued to expand our customer base and won new programs involving inventory control, clean energy and distribution monitoring equipment.”
We move into fiscal 2024 with a strong backlog and pipeline of potential new business, our inventory more in line with our revenue levels and continuing improvement in the global supply issues and lower labor turnover. However, we are also seeing some softening in demand from several large customers and one large customer is pausing production during the next quarter to resolve certain of their design issues. We also expect a strong Mexican Peso and relatively high interest expense to constrain our bottom line. Over the longer term, however, we’re well positioned for continued growth and increased profitability.”
The financial data presented for the fourth quarter and year end of fiscal year 2023 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their audit procedures.

Business Outlook
For the first quarter of fiscal 2024, Keytronic expects to report revenue in the range of $140 million to $150 million and earnings in the range of $0.05 to $0.15 per diluted share. These expected results assume an effective tax rate of 20% in the coming quarter.
Conference Call
Keytronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on August 15, 2023. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-323-994-2093 (Access Code: 9400883). A replay will be available at www.keytronic.com under “Investor Relations”.
About Keytronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com.
Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2024, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$162,610	$126,206	$588,135	$531,815
Cost of sales	148,712	114,446	540,663	488,601
Gross profit	13,898	11,760	47,472	43,214
Research, development and engineering expenses	2,573	2,348	9,735	9,821
Selling, general and administrative expenses	7,363	7,151	25,715	24,598
Gain on insurance proceeds, net of losses	(261)	—	(4,301)
Total operating expenses	9,675	9,499	31,149	34,419
Operating income	4,223	2,261	16,323	8,795
Interest expense, net	2,941	1,466	10,023	5,104
Income before income taxes	1,282	795	6,300	3,691
Income tax (benefit) provision	220	(173)	1,143	314
Net income	$1,062	$968	$5,157	$3,377
Net income per share — Basic	$0.10	$0.09	$0.48	$0.31
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net income per share — Diluted	$0.10	$0.09	$0.47	$0.31
Weighted average shares outstanding — Diluted	10,996	11,071	10,940	11,063

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 1, 2023	July 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,603	$1,707
Trade receivables, net of allowance for doubtful accounts of $23 and $12	151,679	135,876
Contract assets	28,904	21,974
Inventories, net	138,941	155,741
Other	28,181	24,710
Total current assets	351,308	340,008
Property, plant and equipment, net	24,722	26,012
Operating lease right-of-use assets, net	16,202	16,731
Other assets:
Deferred income tax asset	12,254	10,055
Other	15,573	14,117
Total other assets	27,827	24,172
Total assets	$420,059	$406,923
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,009	$121,393
Accrued compensation and vacation	13,351	11,836
Current portion of debt, net	7,098	7,402
Other	14,592	23,036
Total current liabilities	153,050	163,667
Long-term liabilities:
Term loans	3,477	5,716
Revolving loan	114,805	94,577
Operating lease liabilities	10,317	12,023
Deferred income tax liability	274	64
Other long-term obligations	7,520	5,998
Total long-term liabilities	136,393	118,378
Total liabilities	289,443	282,045
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,727	47,474
Retained earnings	82,986	77,829
Accumulated other comprehensive income (loss)	(97)	(425)
Total shareholders’ equity	130,616	124,878
Total liabilities and shareholders’ equity	$420,059	$406,923
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